Exhibit 23.3

12th Floor, Prince's Building, 10 Chater Road, Central, Hong Kong 香港中環遮打道10號 太子大廈12樓 Tel: (852) 2533 7700 Fax: (852) 2810 1179 www.pcwoo.com

Our Ref:	147287:GW:TKC	Direct Tel:	+852 2533 7651 /+852 2533 7697
		Direct Fax:	+852 2810 1179
Date:	17 August 2026	Email:	gw@pcwoo.com.hk / tkc@pcwoo.com.hk

Ray Maple Inc.
10/F, Wyndham Place,
No. 40-44 Wyndham Street,
Central, Hong Kong

Dear Sirs,

Re: Ray Maple Inc.

We are the legal advisers to Ray Maple Inc. (the “Company”) as to the laws of the Hong Kong Special Administrative Region of the People’s Republic of China in connection with the Registration Statement on Form F-1 (the “Registration Statement”) filed with the Securities and Exchange Commission under the U. S. Securities Act of 1933, as amended (the “Act”) covering an initial public offering of ordinary shares, US$0.001 par value per share, of the Company.

We hereby consent to the use of this consent as an exhibit to the Registration Statement, to the use of our name as your Hong Kong counsel and to all references made to us in the Registration Statement and in the prospectus forming a part thereof. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder.

Yours faithfully,

/s/ P. C. Woo & Co.
P. C. Woo & Co.

A list of the names of Partners of P C Woo & Co and their respective professional qualifications may be inspected at our office set out above or on www.pcwoo.com.